EXHIBIT 99.1
Platform Specialty Products Corporation
Announces 2017 Fourth Quarter and Full Year Financial Results

•	2017 net sales of $3.8 billion, an increase of 5%; record net sales of $1.1 billion in Q4 2017, an increase of 12% on a reported basis or 9% on an organic basis

•	FY and Q4 2017 GAAP fully diluted loss per share of $1.04 and $0.49, respectively

•	2017 reported net loss attributable to common stockholders of $296 million

•	2017 Adjusted EBITDA of $821 million, an increase of 7%

•	Increased 2018 Adjusted EBITDA guidance range of $870 million to $900 million
West Palm Beach, Fla., February 27, 2018 -- Platform Specialty Products Corporation (NYSE: PAH) (“Platform” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three and twelve months ended December 31, 2017.
Executive Commentary
Chief Executive Officer Rakesh Sachdev stated: “I am pleased to report that both of our business segments achieved their key objectives this year as we made good progress towards our longer term financial growth targets of mid-single-digit organic sales growth and high-single-digit adjusted EBITDA growth. Overall, Platform achieved organic sales growth of 4% and constant currency adjusted EBITDA growth of 7% in 2017 as both businesses grew in most of their key end-markets and geographies. We invested in market expansion opportunities and new product development while at the same time driving incremental cost improvements in our supply chain and our corporate functions, leading to an enhanced adjusted EBITDA margin. This improvement in sales and earnings came in a year that saw some end-market and regional margin mix pressures as well as commodity price inflation. We believe our 2017 performance speaks to the strength and quality of our businesses and the commitment we have to our customers.
We are committed to achieving another year of strong operating results in 2018. Considering the recent strengthening in currencies against the dollar, we are increasing our previously announced adjusted EBITDA guidance range to $870 million to $900 million, which represents an increase of 8% at the mid-point over 2017. We expect this earnings growth, the benefit of our reduction in interest expense in 2017, and other cash flow improvements to translate into strong free cash flow generation. This should improve the Company's net debt ratio to less than 5.5x adjusted EBITDA by the end of 2018 - before considering any equity capital that may be raised in connection with the separation of our businesses.”
Mr. Sachdev continued, “While we are focused on business execution in 2018, we are also committed to achieving the separation of our two business segments. We made significant progress against this objective in 2017. Our teams met our operational separation efforts, and we believe that both companies are ready to operate independently to a high standard with minimal transition service requirements. We are also making headway in our capital markets initiatives. We refinanced expensive unsecured debt by raising $800 million of new senior unsecured notes that can remain in place after the separation and which reduced our annual interest expense by approximately $20 million. We continue to believe that our two companies will be more valuable to our shareholders as separate entities with focused end-market strategies, dedicated leadership teams and healthier balance sheets.”
Fourth Quarter 2017 Highlights (compared with fourth quarter 2016):

•
Net sales on a reported basis for the fourth quarter of 2017 were $1.1 billion, an increase of 12% over the prior fourth quarter period. Organic sales, which excludes the impact of currency changes, certain metal prices, acquisitions and/ or divestitures, increased 9%.

◦	MacDermid Performance Solutions (the Performance Solutions segment): net sales increased 7% to $489 million. Organic sales increased 4%.

◦	Arysta LifeScience (the Agricultural Solutions segment): net sales increased 18% to $580 million. Organic sales increased 15%.

•	Fourth quarter 2017 earnings per share performance:

◦	GAAP fully diluted loss per share in the fourth quarter of 2017 was $0.49, as compared to a loss of $0.01 in the fourth quarter of 2016.

◦	Adjusted earnings per share in the fourth quarter of 2017 was $0.23, an improvement of $0.03 per share, or 15%.

•	Reported net loss attributable to common stockholders for the fourth quarter of 2017 was $142 million, as compared to a loss of $2 million for the fourth quarter of 2016.

•	Adjusted EBITDA for the fourth quarter of 2017 was $226 million, an increase of 4%. On a constant currency basis, adjusted EBITDA increased 1%.

◦	MacDermid Performance Solutions: Adjusted EBITDA was $112 million, an increase of 1%. On a constant currency basis, adjusted EBITDA decreased 2%.

◦	Arysta LifeScience: Adjusted EBITDA was $114 million, an increase of 6%. On a constant currency basis, adjusted EBITDA increased 5%.

◦	Adjusted EBITDA margin for the combined company decreased by 190 basis points to 21%. On a constant currency basis, adjusted EBITDA margin decreased by 170 basis points.
Full Year 2017 Highlights (compared with full year 2016):

•	Net sales on a reported basis for the full year 2017 were $3.8 billion, an increase of 5% over the prior full year period. Organic sales increased 4%.

◦	MacDermid Performance Solutions (the Performance Solutions segment): net sales increased 6% to $1.9 billion. Organic sales increased 4%.

◦	Arysta LifeScience (the Agricultural Solutions segment): net sales increased 4% to $1.9 billion. Organic sales increased 3%.

•	2017 earnings per share performance:

◦	GAAP fully diluted loss per share in 2017 was $1.04, as compared to a loss of $0.65 in 2016.

◦	Adjusted earnings per share in 2017 was $0.76, an improvement of $0.13 per share, or 21%.

•	Reported net loss attributable to common stockholders for the full year 2017 was $296 million, compared to a net loss of $41 million in 2016.

•	Adjusted EBITDA in 2017 was $821 million, an increase of 7%. On a constant currency basis, adjusted EBITDA increased 7%.

◦	MacDermid Performance Solutions: Adjusted EBITDA was $433 million, an increase of 8%. On a constant currency basis, adjusted EBITDA increased 8%.

◦	Arysta LifeScience: Adjusted EBITDA was $388 million, an increase of 5%. On a constant currency basis, adjusted EBITDA increased 6%.

◦	Adjusted EBITDA margin for the combined company improved by 20 basis points to 22%. On a constant currency basis, adjusted EBITDA margin improved by 50 basis points.

•	Additional cost synergies of $18 million were achieved in 2017 from the ongoing integrations within the Performance Solutions segment.

Increased 2018 Guidance

Based on the average foreign exchange rates in January 2018 and considering the recent strengthening in currencies against the dollar, Platform now expects adjusted EBITDA for 2018 in the range of $870 million to $900 million, an increase of $10 million at the mid-point from the previously-announced guidance for 2018. The mid-point of the guidance represents an increase of 8% over 2017. This guidance does not anticipate any new acquisitions but does assume that the Company will achieve organic revenue growth in the low to mid-single digits, consistent with its long-term growth strategy.
Tax Reform
The U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Reform”) resulted in a one-time U.S. GAAP tax benefit of $46 million in the fourth quarter of 2017, resulting from the new lower U.S. tax rate on our deferred tax liabilities and a partial release of a U.S. valuation allowance. The Company did not record any tax provision related to the transition tax on foreign undistributed earnings, as it has foreign tax credits that are expected to offset any estimated liability.

As a result of recent tax planning activities, we are projecting a reduction in our overall 2018 adjusted effective tax rate to approximately 34% for the purposes of calculating adjusted EPS. This represents the expected tax costs on statutory earnings from our foreign units and the anticipated withholding taxes. We believe the Company has adequate net operating loss carryforwards to offset any U.S. taxes in the medium-term.
Conference Call
Platform will host a webcast/dial-in conference call to discuss its fourth quarter and full year 2017 financial results at 8:30 a.m. (Eastern Time) on Tuesday, February 27, 2018. Participants on the call will include Rakesh Sachdev, Chief Executive Officer; John P. Connolly, Chief Financial Officer; Benjamin Gliklich, Executive Vice President - Operations and Strategy; Scot R. Benson, President - Performance Solutions and Diego Lopez Casanello, President - Agricultural Solutions.
To listen to the call by telephone, please dial (855) 357-3116 (domestic) or (484) 365-2867 (international) and provide the Conference ID: 8879425. The call will be simultaneously webcast at www.platformspecialtyproducts.com. A replay of the webcast will be available for three weeks shortly after completion of the live call at www.platformspecialtyproducts.com.
About Platform
Platform is a global and diversified producer of high-technology specialty chemicals and provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including automotive, agriculture, animal health, electronics, graphic, and offshore oil and gas production and drilling. More information on Platform is available at www.platformspecialtyproducts.com.
Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "should," "can have," "likely," "potential," "target," and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the proposed separation of our businesses, the expected structure and timing of the proposed separation and its anticipated benefits, as well as Platform's adjusted EBITDA and adjusted earnings per share, expected or estimated organic and net sales, meeting financial and/or strategic goals and objectives, including Platform's full year 2018 guidance, segment adjusted EBITDA, net interest expense, income tax provision, cash flow from operations, full year cash interest, taxes and capital expenditures, restructuring costs and other non-cash charges, free cash flow, outlook for Platform's markets and the demand for its products, and the anticipated impact of the Tax Reform on the Company’s future earnings and effective tax rate. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors, which include, among others, Platform’s ability to successfully complete the proposed separation and realize the anticipated benefits from it, the final structure and timing for completion of the proposed separation, adverse effects on the two companies’ business operations or financial results and the market price of Platform's shares as a result of the completion of the proposed separation and/or announcement and completion of related transactions, market volatility, legal, tax and regulatory requirements, the impact of the Tax Reform on the proposed separation and on our businesses, unanticipated delays and transaction expenses, the impact of the proposed separation on Platform's employees, customers and suppliers, the ability of the two companies to operate independently following the proposed separation, the diverting of management’s attention from Platform’s ongoing business operations, overall global economic and business conditions impacting the businesses of the two companies, as well as capital markets and liquidity, the possibility of more attractive strategic options arising in the future, and the impact of any future acquisitions or additional divestitures, restructurings, refinancings, and other unusual items, including Platform's ability to raise new debt and equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Forward-looking statements regarding the anticipated impact of the Tax Reform on the Company's businesses consist of preliminary estimates, which are based on currently available information as well as management's current interpretations, assumptions and expectations relating to the Tax Reform, and subject to change, possibly materially, as the Company completes its analysis. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in Platform's periodic and other reports filed with the Securities and Exchange Commission. Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share amounts)	2017	2016	2017	2016
Net sales	$1,068.7	$950.0	$3,775.9	$3,585.9
Cost of sales	629.1	554.1	2,186.9	2,078.2
Gross profit	439.6	395.9	1,589.0	1,507.7
Operating expenses:
Selling, technical, general and administrative	303.2	299.8	1,109.3	1,123.3
Research and development	28.3	23.1	98.4	84.4
Goodwill impairment	160.0	46.6	160.0	46.6
Total operating expenses	491.5	369.5	1,367.7	1,254.3
Operating (loss) profit	(51.9)	26.4	221.3	253.4
Other (expense) income:
Interest expense, net	(81.6)	(86.0)	(341.6)	(375.7)
Foreign exchange (loss) gain	(10.1)	42.4	(107.5)	(14.1)
Other (expense) income, net	(62.8)	(20.0)	(61.2)	88.3
Total other expense	(154.5)	(63.6)	(510.3)	(301.5)
Loss before income taxes and non-controlling interests	(206.4)	(37.2)	(289.0)	(48.1)
Income tax benefit (expense)	60.7	37.1	(6.6)	(28.6)
Net loss	(145.7)	(0.1)	(295.6)	(76.7)
Net (income) loss attributable to the non-controlling interests	4.2	(1.7)	(0.6)	3.0
Net loss attributable to stockholders	(141.5)	(1.8)	(296.2)	(73.7)
Gain on amendment of Series B Convertible Preferred Stock	—	—	—	32.9
Net loss attributable to common stockholders	$(141.5)	$(1.8)	$(296.2)	$(40.8)
Loss per share attributable to common stockholders
Basic	$(0.49)	$(0.01)	$(1.04)	$(0.17)
Diluted	$(0.49)	$(0.01)	$(1.04)	$(0.65)
Weighted average common shares outstanding
Basic	287.2	279.7	286.1	243.3
Diluted	287.4	287.5	286.1	272.3

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
(in millions)	2017	2016
Assets
Cash & cash equivalents	$477.8	$422.6
Accounts receivable, net	1,156.0	1,054.8
Inventories	490.4	416.4
Prepaid expenses	42.8	71.3
Other current assets	173.6	106.1
Total current assets	2,340.6	2,071.2
Property, plant & equipment, net	452.3	460.5
Goodwill	4,201.2	4,178.9
Intangible assets, net	3,137.3	3,233.3
Other assets	121.0	110.2
Total assets	$10,252.4	$10,054.1
Liabilities & stockholders' equity
Accounts payable	$461.8	$383.6
Current installments of long-term debt and revolving credit facilities	38.9	116.1
Accrued expenses and other current liabilities	591.1	583.0
Total current liabilities	1,091.8	1,082.7
Debt and capital lease obligations	5,440.6	5,122.9
Pension and post-retirement benefits	69.0	73.8
Deferred income taxes	579.6	663.2
Contingent consideration	79.2	75.8
Other liabilities	132.2	145.9
Total liabilities	7,392.4	7,164.3
Commitments and contingencies
Stockholders' equity
Preferred stock - Series A	—	—
Common stock, 400.0 shares authorized (2017: 287.4 shares issued; 2016: 284.2 shares issued)	2.9	2.8
Treasury stock (2017: 0.0 shares; 2016: 0.0 shares)	(0.1)	—
Additional paid-in capital	4,032.0	3,981.3
Accumulated deficit	(869.7)	(573.5)
Accumulated other comprehensive loss	(422.0)	(674.5)
Total stockholders' equity	2,743.1	2,736.1
Non-controlling interests	116.9	153.7
Total equity	2,860.0	2,889.8
Total liabilities and stockholders' equity	$10,252.4	$10,054.1

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	2017					2016
(in millions)	Q1	Q2	Q3	Q4	FY	FY
Cash flows from operating activities:
Net loss	$(23.6)	$(60.0)	$(66.3)	$(145.7)	$(295.6)	$(76.7)
Reconciliations of net loss to net cash flows (used in) provided by operating activities:
Depreciation and amortization	85.9	87.0	92.5	88.8	354.2	342.3
Deferred income taxes	(14.2)	(5.7)	(17.3)	(89.4)	(126.6)	(57.4)
Amortization of inventory step-up	—	—	—	—	—	11.7
Foreign exchange loss	13.7	56.5	39.3	4.5	114.0	43.8
Goodwill impairment	—	—	—	160.0	160.0	46.6
Gain on settlement agreement related to Series B Convertible Preferred Stock	—	—	—	—	—	(103.0)
Other, net	12.8	28.4	10.7	38.0	89.9	85.2
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(120.1)	25.3	60.2	(18.5)	(53.1)	(18.9)
Inventory	(83.9)	(2.6)	(13.2)	69.4	(30.3)	70.4
Accounts payable	32.9	8.2	(10.9)	19.6	49.8	(67.3)
Accrued expenses	(15.9)	1.2	19.4	(13.9)	(9.2)	25.4
Prepaid expenses and other current assets	(2.1)	(20.1)	7.1	(11.9)	(27.0)	(0.4)
Other assets and liabilities	(5.9)	(11.0)	(24.8)	(2.3)	(44.0)	(116.9)
Net cash flows (used in) provided by operating activities	(120.4)	107.2	96.7	98.6	182.1	184.8
Cash flows from investing activities:
Capital expenditures	(14.9)	(13.8)	(12.7)	(18.0)	(59.4)	(56.3)
Investment in registrations of products	(12.9)	(5.2)	(7.7)	(14.7)	(40.5)	(36.4)
Proceeds from disposal of property, plant and equipment	4.0	—	10.3	3.2	17.5	20.6
Acquisition of business, net of cash acquired	—	(0.3)	—	(0.2)	(0.5)	1.3
Restricted cash	—	(0.2)	(16.3)	11.3	(5.2)	(0.5)
Other, net	(1.6)	(3.1)	1.1	(0.9)	(4.5)	(3.4)
Net cash flows used in investing activities	(25.4)	(22.6)	(25.3)	(19.3)	(92.6)	(74.7)
Cash flows from financing activities:
Debt proceeds (payments), net of discount and premium	—	1,927.6	(0.3)	2,215.4	4,142.7	3,300.9
Repayments of borrowings	(9.0)	(1,937.7)	(8.8)	(2,166.6)	(4,122.1)	(3,340.1)
Change in lines of credit, net	89.0	(19.1)	(100.2)	(28.5)	(58.8)	54.0
Proceeds from issuance of common stock, net	—	—	0.9	0.5	1.4	391.5
Change in on-balance sheet factoring arrangements	6.0	(0.9)	(7.0)	(1.6)	(3.5)	(44.1)
Payment of financing fees	—	(0.5)	—	(13.3)	(13.8)	(1.1)
Settlement of Series B Convertible Preferred Stock	—	—	—	—	—	(460.0)
Other, net	(6.0)	(2.1)	(1.2)	(4.0)	(13.3)	(3.3)
Net cash flows provided by (used in) financing activities	80.0	(32.7)	(116.6)	1.9	(67.4)	(102.2)
Effect of exchange rate changes on cash and cash equivalents	9.6	8.8	9.0	5.7	33.1	(17.5)
Net (decrease) increase in cash and cash equivalents	(56.2)	60.7	(36.2)	86.9	55.2	(9.6)
Cash and cash equivalents at beginning of period	422.6	366.4	427.1	390.9	422.6	432.2
Cash and cash equivalents at end of period	$366.4	$427.1	$390.9	$477.8	$477.8	$422.6

Supplemental disclosure information:
Cash paid for interest	$93.4	$69.9	$90.5	$69.0	$322.8	$360.1
Cash paid for income taxes	$42.6	$41.6	$23.6	$37.2	$145.0	$121.2

PLATFORM SPECIALTY PRODUCTS CORPORATION
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. UNAUDITED SEGMENT RESULTS
	Three Months Ended December 31,					Twelve Months Ended December 31,
($ amounts in millions)	2017	2016	Reported	Constant Currency	Organic	2017	2016	Reported	Constant Currency	Organic
Net Sales
Performance Solutions	$488.6	$457.2	7%	3%	4%	$1,878.6	$1,770.1	6%	6%	4%
Agricultural Solutions	580.1	492.8	18%	15%	15%	1,897.3	1,815.8	4%	3%	3%
Total	$1,068.7	$950.0	12%	9%	9%	$3,775.9	$3,585.9	5%	4%	4%

Adjusted EBITDA
Performance Solutions	$112.2	$110.6	1%	(2%)		$432.7	$401.3	8%	8%
Agricultural Solutions	113.8	107.5	6%	5%		388.2	368.2	5%	6%
Total	$226.0	$218.1	4%	1%		$820.9	$769.5	7%	7%

Adjusted EBITDA excluding corporate costs
Performance Solutions	$120.8	$118.9	2%	(2%)		$464.1	$434.1	7%	7%
Agricultural Solutions	$122.4	$116.0	6%	4%		$419.6	$401.1	5%	5%

	Three Months Ended December 31,			Constant Currency		Twelve Months Ended December 31,			Constant Currency
($ amounts in millions)	2017	2016	Change	2017	Change	2017	2016	Change	2017	Change
Adjusted EBITDA Margin
Performance Solutions	23.0%	24.2%	(120)bps	22.9%	(130)bps	23.0%	22.7%	30bps	23.1%	40bps
Agricultural Solutions	19.6%	21.8%	(220)bps	19.9%	(190)bps	20.5%	20.3%	20bps	20.8%	50bps
Total	21.1%	23.0%	(190)bps	21.3%	(170)bps	21.7%	21.5%	20bps	22.0%	50bps

Adjusted EBITDA Margin excluding corporate costs
Performance Solutions	24.7%	26.0%	(130)bps	24.8%	(120)bps	24.7%	24.5%	20bps	24.8%	30bps
Agricultural Solutions	21.1%	23.5%	(240)bps	21.4%	(210)bps	22.1%	22.1%	—	22.5%	40bps

PLATFORM SPECIALTY PRODUCTS CORPORATION
ADDITIONAL FINANCIAL INFORMATION (continued)
(Unaudited)

II. UNAUDITED CAPITAL STRUCTURE
(in millions)		Maturity	Coupon	December 31, 2017
Instrument
Corporate Revolver ($500M)		6/7/2019		$—
Term Loan B6 - USD	(1) (2)	6/7/2023	L + 300	1,135.3
Term Loan B7 - USD	(1)	6/7/2020	L + 250	630.3
Term Loan C5 - EUR	(1) (2)	6/7/2023	E + 275	719.1
Term Loan C6 - EUR	(1)	6/7/2020	E + 250	700.5
Other Secured Debt				14.7
Total First Lien Debt				3,199.9
Senior Notes - USD		12/1/2025	5.875%	800.0
Senior Notes - USD		2/1/2022	6.5%	1,100.0
Senior Notes - EUR		2/1/2023	6.0%	419.9
Other Unsecured Debt				28.5
Total Unsecured Debt				2,348.4
Total Debt				5,548.3
Cash Balance as of 12/31/17				477.8
Net Debt				$5,070.5
Adjusted Shares Outstanding	(3)			299.9
Market Capitalization	(4)			2,975.0
Total Capitalization				$8,045.5

(1)
Platform swapped certain of its floating term loans to fixed rate including $1.14 billion of its USD tranches and €279 million of its Euro tranches. At December 31, 2017, approximately 31% of Platform's debt was floating and 69% was fixed.

(2)
These term loans mature on June 7, 2023, provided that the Company prepays, redeems or otherwise retires and/or refinances in full its 6.50% USD Senior Notes due 2022, as permitted under its Amended and Restated Credit Agreement, on or prior to November 2, 2021, otherwise the maturity reverts to November 2, 2021.

(3)	See "Non-GAAP Adjusted Shares at December 31, 2017 and 2016 (Unaudited)" following the Adjusted Earnings Per Share reconciliation table.
(4)	Based on Platform's closing price of $9.92 at December 29, 2017, the last trading day of 2017.

III. SELECTED FINANCIAL DATA
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2017	2016	2017	2016
Interest Expense	$83.0	$86.6	$345.5	$380.9
Interest Paid	69.0	74.0	322.8	360.1
Income Tax Expense	(60.7)	(37.1)	6.6	28.6
Income Taxes Paid	37.2	35.5	145.0	121.2
Capital Expenditures	18.0	23.5	59.4	56.3
Investment in Registrations of Products	14.7	14.0	40.5	36.4
Proceeds from disposal of property, plant and equipment (*)	3.2	0.1	17.5	12.6

(*)	Twelve months ended December 31, 2016 adjusted to exclude a $8.0 million impact for proceeds received in connection with the disposition of a joint venture.

IV. Non-GAAP Measures
For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.
To supplement the financial measures prepared in accordance with GAAP, Platform has provided in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA guidance, adjusted earnings (loss) per share, and organic sales growth. Platform also evaluates and presents its results of operations on a constant currency basis. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis.  Platform also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on Platform's financial results in any particular period.  These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, or a substitute for, or superior to, the related financial information that Platform reports in accordance with GAAP. The principal limitations of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in the method of calculation between companies. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate Platform’s businesses.
The Company only provides adjusted EBITDA guidance and organic sales growth expectations on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses operating results from net sales through operating profit on a constant currency basis by adjusting to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the impact of foreign currency translation.
Organic Sales Growth:
Organic sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the price of certain metals, and acquisitions and/ or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable sales over differing periods on a consistent basis.

The following tables reconcile GAAP net sales growth to organic sales growth for the three and twelve months ended December 31, 2017:

	Three Months Ended December 31, 2017
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Metals	Acquisitions	Organic Sales Growth
Performance Solutions	7%	(4)%	3%	—%	—%	4%
Agricultural Solutions	18%	(3)%	15%	—%	—%	15%
Total	12%	(3)%	9%	—%	—%	9%
NOTE: Totals may not sum due to rounding.

	Twelve Months Ended December 31, 2017
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Metals	Acquisitions	Organic Sales Growth
Performance Solutions	6%	—%	6%	(1)%	—%	4%
Agricultural Solutions	4%	(2)%	3%	—%	—%	3%
Total	5%	(1)%	4%	(1)%	—%	4%
NOTE: Totals may not sum due to rounding.
For the three and twelve months ended December 31, 2017, metals pricing benefited Performance Solutions and our consolidated results by $1.7 million and $23.6 million, respectively. For the twelve months ended December 31, 2017, acquisitions benefited Performance Solutions and our consolidated results by $2.8 million.
Free Cash Flow:
Free cash flow is defined as net cash flows provided by operating activities less net capital expenditures. Net capital expenditures include capital expenditures and investments in registrations of products less proceeds from disposal of property, plant and equipment.
Adjusted Earnings Per Share:
Adjusted earnings per share is defined as net loss attributable to common stockholders adjusted to reflect adjustments consistent with our definition of adjusted EBITDA. Additionally, the Company eliminates the amortization associated with (i) intangibles assets recognized in purchase accounting for acquisitions and (ii) costs capitalized in connection with obtaining regulatory approval of our products (“registration rights”) as part of our ongoing operations, and deducts capital expenditures associated with obtaining these registration rights. Further, the Company adjusts its effective tax rate to 35% as described in footnote (14) under the reconciliation table below. The resulting adjusted net income attributable to common stockholders is then divided by Platform's outstanding number of shares of common stock plus the number of shares that would be issued if all Platform's convertible stock was converted to common stock, stock options were vested and exercised, and awarded equity grants were vested at each period presented. Adjusted earnings per share is a key metric used by management to measure operating performance and trends as it believes the exclusion of certain expenses in calculating adjusted earnings per share facilitates operating performance comparisons on a period-to-period basis.

The following table reconciles GAAP net loss attributable to common stockholders to adjusted net income attributable to common stockholders and presents the adjusted number of common shares used in calculating adjusted earnings per share for each period presented below:

		Three Months Ended December 31,		Twelve Months Ended December 31,
(amounts in millions, except per share amounts)		2017	2016	2017	2016
Net loss attributable to common stockholders		$(141.5)	$(1.8)	$(296.2)	$(40.8)
Reversal of amortization expense	(1)	68.9	68.2	275.9	267.3
Adjustment for investment in registration of products	(1)	(14.7)	(14.0)	(40.5)	(36.4)
Restructuring expense	(2)	9.8	11.6	30.8	31.1
Amortization of inventory step-up	(3)	—	—	—	11.7
Acquisition and integration costs	(4)	0.3	6.0	4.8	33.4
Non-cash change in fair value of contingent consideration	(5)	0.2	0.8	3.4	5.1
Legal settlements	(6)	(0.2)	—	(10.8)	(2.8)
Foreign exchange loss (gain) on foreign denominated external and internal long-term debt	(7)	7.1	(24.8)	102.5	33.9
Debt refinancing costs	(8)	68.5	19.7	83.2	19.7
Goodwill impairment	(9)	160.0	46.6	160.0	46.6
Gain on settlement agreement related to Series B Convertible Preferred Stock	(10)	—	—	—	(103.0)
Non-cash change in fair value of preferred stock redemption liability	(10)	—	11.0	—	5.0
Costs related to Proposed Separation	(11)	2.9	—	12.1	—
Pension plan settlement and curtailment	(12)	10.5	1.8	10.5	1.8
Other, net	(13)	2.9	9.2	17.6	17.1
Tax effect of pre-tax non-GAAP adjustments	(14)	(110.7)	(47.6)	(227.3)	(115.7)
Adjustment to estimated effective tax rate	(14)	11.6	(24.1)	107.7	45.5
Gain on amendment of Series B Convertible Preferred Stock	(10)	—	—	—	(32.9)
Adjustment to reverse loss attributable to certain non-controlling interests	(15)	(8.0)	(1.7)	(5.4)	(10.1)
Adjusted net income attributable to common stockholders		$67.6	$60.9	$228.3	$176.5

Adjusted earnings per share	(16)	$0.23	$0.20	$0.76	$0.63

Adjusted common shares outstanding	(16)	299.9	298.6	300.2	282.3

(1)
The Company eliminates amortization expense associated with (i) intangible assets recognized in purchase accounting for acquisitions and (ii) costs capitalized in connection with obtaining regulatory approval of its products ("registration rights") as part of its ongoing operations, and deducts capital expenditures associated with obtaining these registration rights. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.

(2)
Adjusted for costs related to the restructuring of acquired businesses within both the Agricultural Solutions and Performance Solutions segments. The Company adjusts these costs because they are not considered to be reflective of ongoing operations.

(3)
Adjustment for purchase accounting fair value adjustment to inventory associated with the acquisitions of Alent plc and OMG Electronic Chemicals (M) Sdn Bhd, charged to cost of sales. The Company adjusts these costs because they are not considered to be reflective of ongoing operations.

(4)
The Company adjusts for costs associated with acquisitions, including costs of obtaining related financing such as investment banking, legal, and accounting fees, and transfer taxes in 2017 and 2016. 2016 adjustments also included costs associated with a closed investigation related to certain past business practices of Arysta LifeScience Limited and an acquisition as well as costs related to the integration of acquisitions. The Company adjusts these costs because they are not considered to be reflective of ongoing operations.

(5)
The Company adjusts for the change in fair value of the contingent consideration related to the acquisition of MacDermid, Incorporated (the "MacDermid Acquisition"). The Company adjusts these costs because they are not considered to be reflective of ongoing operations.

(6)
The Company adjusts for certain legal settlements that are not considered to be reflective of ongoing operations, including the adjustment related to a 2017 settlement agreement between MacDermid Printing Solutions LLC (now known as MacDermid Graphics Solutions LLC) and E.I. du Pont de Nemours and Company (now known as DowDuPont Inc.) which resulted in a net gain in 2017 of $10.8 million.

(7)
The Company adjusts for foreign exchanges gains and losses on long-term external and internal debt because the period-to-period movement of these currencies are out of its control, are expected to offset on a long-term basis, and, due to their long-term nature, are not fully realized.

(8)
The Company adjusts for costs related to its senior note and term debt refinancings because they are not considered to be reflective of ongoing operations. These refinancings consisted of (i) $74.4 million related to the write-off of deferred financing fees and original issuance premiums and discounts, and $8.8 million of debt issuance costs, each in 2017, and (ii) $11.3 million related to the write-off of deferred financing fees and original issuance discounts, and $8.4 million of debt issuance costs in 2016.

(9) The Company recorded non-cash impairment charges of $160 million related to its Agricultural Solutions segment in 2017 and $46.6 million related to its Performance Solutions segment in 2016. The Company adjusts these charges because they are not considered to be reflective of ongoing operations.

(10)
The Company accounted for a settlement agreement amending its Series B Convertible Preferred Stock and, as a result, recognized gains in net income of $103 million and income available to common stockholders of $32.9 million related to this amendment. Further, the Company recognized a full-year net loss of $5.0 million related to the adjustment of the Series B Convertible Preferred Stock to fair value subsequent to this amendment. The Company adjusted these gains and losses because they are not considered to be representative of ongoing operations. These gains and losses were included in income available to common stockholders for the computation of GAAP basic earnings per share; however, they were excluded for the calculation of GAAP diluted earnings per share.

(11)
The Company adjusts for costs related to the proposed separation of its businesses (the "Proposed Separation"), which we expect to complete in 2018. The Company adjusts these costs because they are not considered to be reflective of ongoing operations.

(12)
The Company adjusts for costs related to pension plan settlements and curtailments. 2017 adjustments related primarily to the settlement of the Company's pension obligation in the United Kingdom. The Company adjusts these costs because they are not considered to be reflective of ongoing operations.

(13)
2017 adjustments include non-recurring senior executive severance and costs associated with non-recourse factoring programs that are not included in interest expense. 2016 adjustments primarily corresponded to the write down of certain fixed assets that were subsequently disposed of, as gain on the disposal of an equity investment as well as costs associated with non-recourse factoring programs that are not included in interest expense. The Company adjusts these costs because they are not considered to be reflective of ongoing operations or are considered to be part of its capital structure.

(14)
The Company adjusts its effective tax rate to 35%. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. These factors significantly increase the Company's effective tax rate from 35%. As a result of current tax structure, the Company’s effective tax rate in accordance with GAAP was (29.4)% and 2.3% for the three and twelve months ended December 31, 2017, respectively. The Company also applies an effective tax rate of 35% to pre-tax non-GAAP adjustments. The Company adjusts the effective tax rate because it believes it provides a meaningful comparison of its performance between periods.

(15)
The Company adjusts for the loss or income attributable to non-controlling interest created at the time of the MacDermid Acquisition because holders of such equity interest are expected to convert their holdings into shares of Platform's common stock. Further, the Company adjusts for the impact goodwill impairments or divestitures have on non-controlling interests. The Company adjusts these costs because they are not considered to be reflective of ongoing operations.

(16)
The Company defines "Adjusted common shares" as the outstanding shares of Platform's common stock at December 31, 2017 or 2016, as applicable, plus the number of shares that would be issued if all convertible stock was converted into Platform's common stock, stock options were vested and exercised, and awarded equity grants were vested as of December 31, 2017 or 2016, as applicable. The Company adjusts the number of outstanding shares of Platform's common stock for this calculation to provide an understanding of the Company’s results of operations on a per share basis.

NON-GAAP ADJUSTED SHARES AT DECEMBER 31, 2017 AND 2016 (UNAUDITED)

The following table shows Platform's adjusted common shares outstanding at each period presented which consists of Platform's outstanding number of shares of common stock plus the number of shares that would be issued if all Platform's convertible stock was converted to common stock, stock options were vested and exercised, and awarded equity grants were vested at each period presented:

	2017		2016
(amounts in millions)	Q4	FY Average	Q4	FY Average
Basic outstanding common shares	287.4	286.6	284.2	255.4
Number of shares issuable upon conversion of Series B Convertible Preferred Stock	—	—	—	16.6
Number of shares issuable upon conversion of PDH Common Stock	4.8	5.5	7.7	7.9
Number of shares issuable upon conversion of Series A Preferred Stock	2.0	2.0	2.0	2.0
Number of shares issuable upon vesting and exercise of Stock Options	0.7	0.7	0.6	0.6
Number of shares issuable upon vesting of granted Equity Awards	5.0	5.3	4.1	4.0
Net impact of pending Series B Convertible Preferred Stock actions	—	—	—	(4.2)
Adjusted common shares outstanding	299.9	300.2	298.6	282.3
NOTE: Totals may not sum due to rounding.

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items, which we believe are not representative or indicative of our ongoing business or are considered to be part of our capital structure, as described in the footnotes located under the Adjusted Earnings Per Share reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees, as indicated in this press release under "I. Unaudited Segment Results." Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Platform’s business, and facilitate comparisons of its profitability to prior and future periods. However, these measures, which do not consider certain cash requirements, should not be construed as an alternative to net income or cash flow from operations as a measure of profitability or liquidity.
The following table reconciles GAAP net loss attributable to common stockholders to adjusted EBITDA:

		Three Months Ended December 31,		Twelve Months Ended December 31,
(amounts in millions)		2017	2016	2017	2016
Net loss attributable to common stockholders		$(141.5)	$(1.8)	$(296.2)	$(40.8)
Add (subtract):
Gain on amendment of Series B Convertible Preferred Stock	(10)	—	—	—	(32.9)
Net (loss) income attributable to the non-controlling interests		(4.2)	1.7	0.6	(3.0)
Income tax (benefit) expense		(60.7)	(37.1)	6.6	28.6
Interest expense, net		81.6	86.0	341.6	375.7
Depreciation expense		19.9	19.2	78.3	75.0
Amortization expense		68.9	68.2	275.9	267.3
EBITDA		(36.0)	136.2	406.8	669.9
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	(2)	9.8	11.6	30.8	31.1
Amortization of inventory step-up	(3)	—	—	—	11.7
Acquisition and integration costs	(4)	0.3	6.0	4.8	33.4
Non-cash change in fair value of contingent consideration	(5)	0.2	0.8	3.4	5.1
Legal settlements	(6)	(0.2)	—	(10.8)	(2.8)
Foreign exchange (gain) loss on foreign denominated external and internal long-term debt	(7)	7.1	(24.8)	102.5	33.9
Debt refinancing costs	(8)	68.5	19.7	83.2	19.7
Goodwill impairment	(9)	160.0	46.6	160.0	46.6
Gain on settlement agreement related to Series B Convertible Preferred Stock	(10)	—	—	—	(103.0)
Non-cash change in fair value of preferred stock redemption liability	(10)	—	11.0	—	5.0
Costs related to Proposed Separation	(11)	2.9	—	12.1	—
Pension plan settlement and curtailment	(12)	10.5	1.8	10.5	1.8
Other, net	(13)	2.9	9.2	17.6	17.1
Adjusted EBITDA		$226.0	$218.1	$820.9	$769.5
NOTE: For the footnote descriptions, please refer to the footnotes located under the Adjusted Earnings Per Share reconciliation table above.
Net Debt to Adjusted EBITDA Ratio:
Net Debt to Adjusted EBITDA Ratio is defined as consolidated indebtedness, as defined in Platform's credit agreement, less cash divided by Adjusted EBITDA.

CONTACT:
Investor Relations Contact:
Carey Dorman
Senior Director - Corporate Development
Platform Specialty Products Corporation
1-561-406-8465
Media Contact:
Liz Cohen
Weber Shandwick
1-212-445-8044